SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2016

HAMILTON BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35693	46-0543309
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

501 Fairmont Avenue, Suite 200, Towson, Maryland	21286
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (410) 823-4510

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Adoption of Annual Incentive Plan.  On April 25, 2016, Hamilton Bancorp, Inc. (the “Company”) adopted the Hamilton Bancorp, Inc. Annual Incentive Plan (the “Plan”), effective as of April 1, 2016, to motivate and reward senior management for their contributions to the performance and success of the Company.  The Plan focuses on the financial measures that are critical to the Company’s growth and profitability, and shall be utilized to align the interests of our senior management team with stockholders of the Company by paying cash bonus awards that are linked to the performance of the Company.  The Plan shall remain in effect until terminated, modified or amended by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).

Employees of the Company or Hamilton Bank who are selected by the Compensation Committee are eligible to participate in the Plan.  For each plan year (which shall be the Company’s fiscal year, April 1st to March 31st), the Compensation Committee shall establish performance objectives for each participant.  If the performance objectives are accomplished, the participant shall receive a bonus award under the Plan equal to a pre-established percentage of the participant’s base salary, as determined by the Compensation Committee and approved by the Board of Directors of the Company.  Notwithstanding the foregoing, a participant shall only be eligible to receive a bonus award under the Plan if: (1) the Participant’s overall performance level is at “fully achieved standards,” based on the Company’s annual performance review; and (2) the Company satisfies a pre-established overall company-wide performance gate or trigger, as determined by the Compensation Committee for the applicable plan year.  The Compensation Committee has discretion to amend, modify or adjust the bonus awards payable under the Plan as needed to reflect business environment, market conditions, credit quality and extraordinary items that may affect the Company’s performance, financial soundness and funding for the Plan.

Each participant’s performance objectives for the applicable plan year are determined annually at the discretion of the Compensation Committee, but generally will include: (1) objective performance targets of the Company focused on its financial performance, growth, asset quality and risk management, including but not limited to return on average assets, net income, net loan growth, efficiency ratio, return on equity, loan production, asset quality; and (2) subjective, discretionary performance targets, such as particular qualitative factors for each participant, based on his or her duties for the Company.  Each performance objective will be defined at three levels (threshold, target and stretch) to correspond with the Company’s strategic objectives and budgetary plans and will be weighted based on priority as a percentage of the bonus award eligible to be paid to the participant for the applicable plan year.

Bonus awards shall be paid to each participant in a lump sum within two and one-half (2½) months following the end of each  plan year end, during which time the Compensation Committee shall certify that the participant’s performance objectives have been satisfied.  Unless otherwise determined by the Compensation Committee, a participant who is not employed as of the payout date of his or her bonus award under the Plan shall forfeit such bonus award.  However, in the event of the participant’s death or disability at any time during the plan year or the participant’s retirement (as defined in accordance with the Company’s policies and practices) on or after January 1st of the plan year, the participant, or the participant’s estate, shall be paid a pro-rated bonus award.

All awards made under the Plan are subject to potential clawback in accordance with the Company’s clawback policy or applicable law, as may be in effect from time to time.

The foregoing description of the material terms of the Plan does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1, which is incorporated herein by reference.

Item 9.01.                                           Financial Statements and Exhibits.

(d)	Exhibits.

The following Exhibits are attached as part of this report:

Exhibit No.	Description

10.1	Hamilton Bancorp, Inc. Annual Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HAMILTON BANCORP, INC.

DATE: April 27, 2016	By:	/s/ Robert A. DeAlmeida
Robert A. DeAlmeida
President and Chief Executive Officer